                                                                     EXHIBIT 2.2
                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This First Amendment to the Agreement and Plan of Merger (this "Amendment") is entered into as of March 18, 1996 by and among NORTHERN ILLINOIS FINANCIAL CORPORATION, an Illinois corporation ("Northern Illinois"), PREMIER FINANCIAL SERVICES, INC., a Delaware corporation ("Premier"), and GRAND PREMIER FINANCIAL, INC., a Delaware corporation ("GPF").

     WHEREAS, Northern Illinois, Premier and GPF have entered into an Agreement and Plan of Merger, dated as of January 22, 1996 (the "Agreement"), providing for the merger of Northern Illinois and Premier with and into GPF, subject to the terms and conditions set forth therein; and

     WHEREAS, Northern Illinois, Premier and GPF each believe it to be in their best interests and in the best interests of their respective stockholders to amend certain provisions of the Agreement;

     NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Amendments to Agreement. The Agreement is hereby amended as follows:

          1.1 Section 3.4 of the Agreement is amended by deleting the same in its entirety and substituting in lieu thereof the following:

          3.4 Authority; No Violation. (a) Northern Illinois has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Northern Illinois. The Board of Directors of Northern Illinois has directed that this Agreement and the transactions contemplated hereby be submitted to Northern Illinois' stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of (i) at least 80% of the outstanding shares of Northern Illinois Common Stock and (ii) a majority of the outstanding shares of Northern Illinois Common Stock not held by Howard A. McKee and his "associates" and "affiliates" (as defined in Section 7.85 of the IBCA and Rule 12b-2 under the Exchange Act), no other corporate proceedings on the part of Northern Illinois are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northern Illinois and (assuming due authorization, execution and delivery by Premier and GPF) constitutes a valid and binding obligation of Northern Illinois, enforceable against Northern Illinois in accordance with its terms.

          1.2. Section 3.5 of the Agreement is hereby amended by deleting the same in its entirety and substituting in lieu thereof the following:

          3.5 Consents and Approvals. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Northern Illinois of this Agreement and the consummation by Northern Illinois of the Merger and the other transactions contemplated hereby except for (a) the filing by GPF of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the approval of such application, (b) the filing by Keeco, Inc., an Illinois corporation, and Northland Insurance Agency, Inc., an Illinois corporation, of an application with the Federal Reserve System under the BHC Act and the approval of such application, (c) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Northern Illinois' and Premier's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which such Joint Proxy Statement will be included as a prospectus, (d) the filing of a registration statement on Form 8-A (the "8-A") registering the GPF Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (e) the filing of articles of merger with, and the issuance of a certificate of merger by, the Illinois Secretary under the IBCA, and the filing of a certificate of merger with the Delaware Secretary pursuant to the DGCL, (f) the filing of a consent to service of process, an appointment of the Illinois Secretary as agent for service of process, and an agreement with respect to any Dissenting Shares required to be filed by GPF with the Illinois Secretary pursuant to Section 11.35 of the IBCA, (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of GPF Common Stock and GPF Preferred Stock pursuant to this Agreement, (h) the approval of an application to list the GPF Common Stock on The Nasdaq Stock Market's National Market, subject to official notice of issuance, and (i) the approval of this Agreement by the requisite vote of the stockholders of Northern Illinois and Premier.

          1.3. Paragraph (a) of Section 4.2 of the Agreement is hereby amended by deleting the same in its entirety and substituting in lieu thereof the following:

          4.2 Capitalization. (a) The authorized capital stock of Premier consists of 15,000,000 shares of Premier Common Stock, of which, as of December 31, 1995, 6,544,347 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Premier Preferred Stock", of which (i) 7,000 shares were designated and 5,000 shares were issued and outstanding as Premier Series A Perpetual Preferred Stock, (ii) 7,250 shares were designated and issued and outstanding as Premier Series B Perpetual Preferred Stock, and (iii) 2,000 shares were designated and issued and outstanding as Premier Series D Perpetual Preferred Stock. During the fiscal year ended December 31, 1994,
     (i) Premier redeemed all 1,950 shares of Premier Series C Perpetual Preferred Stock, with a par value of $1.00 and a stated value of $1,000 per share, that had previously been authorized and issued, and such shares reverted to authorized but unissued shares of Premier Preferred Stock in accordance with the terms of the Certificate of

     Designation establishing the Premier Series C Perpetual Preferred Stock, and (ii) 1,300 shares of Premier Series D Perpetual Preferred Stock were converted into 1,300 shares of Premier Series B Perpetual Preferred Stock and such 1,300 shares of Series D Perpetual Preferred Stock reverted to authorized but unissued shares of Premier Preferred Stock, in accordance with the terms and conditions of the Certificate of Designation establishing the Premier Series D Perpetual Preferred Stock. The shares of Premier Series B Perpetual Preferred Stock and Premier Series D Perpetual Preferred Stock are subject to a letter agreement, dated as of the date of their issuance, pursuant to which Premier has agreed to amend the terms of the Premier Series B Perpetual Preferred Stock and the Premier Series D Perpetual Preferred Stock to provide for the payment of cumulative, rather than non-cumulative dividends, at such time as such cumulative preferred stock may be counted as "Tier 1 Capital" under applicable regulations of the Federal Reserve Board. As of December 31, 1995, no shares of Premier Common Stock were held in treasury. On December 31, 1995, no shares of Premier Common Stock or Premier Preferred Stock were reserved for issuance, except for (i) 397,799 shares of Premier Common Stock reserved for issuance upon the exercise of stock options pursuant to the Premier Stock Plans,
     (ii) 763,157 shares of Premier Common Stock reserved for issuance upon the conversion of the Series B Perpetual Preferred Stock, (iii) the shares of Premier Common Stock issuable pursuant to the Premier Option Agreement, and
     (iv) 200,000 shares of Premier Common Stock reserved for issuance pursuant to the Premier Benefit plans, other than the stock option plans. All of the issued and outstanding shares of Premier Common Stock and Premier Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the Premier Option Agreement, certain provisions of the Certificates of Designation of the Premier Series B Perpetual Preferred Stock and the Premier Series D Perpetual Preferred Stock, and the Premier Stock Plans, Premier does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Premier Common Stock or Premier Preferred Stock or any other equity securities of Premier or any securities representing the right to purchase or otherwise receive any shares of Premier Common Stock or Premier Preferred Stock. Assuming compliance by Northern Illinois and GPF with Article I of this Agreement, after the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Premier or any of the Premier Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Premier. Premier has previously provided Northern Illinois with a list of the option holders, the date of each option to purchase Premier Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable Premier Stock Plan. Since September 30, 1995, Premier has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date.

          1.4. Section 7.1 of the Agreement is hereby amended by deleting paragraph (h) thereof.

          1.5. The Agreement is amended by (i) deleting Exhibit G as an exhibit thereto, (ii) re-lettering Exhibits H and I as Exhibits G and H, respectively,
(iii) deleting the reference to Exhibit H in Section 7.2(e) of the Agreement and substituting in lieu thereof a reference to Exhibit G, and (iv) deleting the reference to Exhibit I in Section 7.3(e) of the Agreement and substituting in lieu thereof a reference to Exhibit H.

          1.6. The Agreement is amended by deleting the form of Amended and Restated Certificate of Incorporation of Grand Premier Financial, Inc. attached as Exhibit C thereto and substituting in lieu thereof, as Exhibit C thereto, the form of Amended and Restated Certificate of Incorporation of Grand Premier Financial, Inc. attached to this Amendment.

          2. Board Ratification. This Amendment and the execution and delivery thereof are subject to ratification by the Boards of Directors of each of Premier, Northern Illinois and GPF.

          3. References. All references in the Agreement to "this Agreement" shall hereafter refer to the Agreement as amended hereby.

          4. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, it being understood that all parties need not sign the same counterpart.

          IN WITNESS WHEREOF, Premier, Northern Illinois and GPF have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PREMIER FINANCIAL SERVICES, INC.               NORTHERN ILLINOIS FINANCIAL
                                                CORPORATION


By:/s/   Richard L. Geach                      By: /s/  Robert W. Hinman
   ----------------------                          --------------------------
   Richard L. Geach                                Robert W. Hinman
   President and Chief Executive Officer           President and Chief Executive
                                                   Officer


GRAND PREMIER FINANCIAL, INC.


By:/s/ Richard L. Geach
   --------------------
       Richard L. Geach
       Chief Executive Officer


By:/s/ Robert W. Hinman
   --------------------
       Robert W. Hinman
       President

                                  UNDERTAKING

     The Registrant hereby undertakes pursuant to Item 601(b)(2) of Regulation S-K to furnish supplementally to the Commission, upon request, a copy of the omitted exhibit mentioned in this First Amendment to Agreement and Plan of Merger.